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                                  EXHIBIT 11

                          SI DIAMOND TECHNOLOGY, INC.

                    COMPUTATION OF (LOSS) PER COMMON SHARE
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


                                          For the Three Months Ended March 31,
                                        -------------------------------------
                                                1996               1995
                                        -------------------------------------

Computation of (loss) per common share:
   Net loss from continuing operations         $(5,170,551)       $(1,651,493)
   Net loss from discontinued operations          (999,500)          (280,533)
                                               -----------        -----------
   Net loss                                    $(6,170,051)       $(1,932,026)
                                               -----------        -----------

Weighted average number of common
 shares outstanding                             10,859,724          7,681,707

Loss per common share from continuing
 operations                                    $     (0.48)       $     (0.21)
Loss per common share from discontinued
 operations                                          (0.09)             (0.04)
                                               -----------        -----------
Loss per common share                          $     (0.57)       $     (0.25)
                                               ===========        ===========

Computation of (loss) per common share
 assuming full dilution (A):
   Net loss from continuing operations         $(5,170,551)       $(1,651,493)
   Net loss from discontinued operations          (999,500)          (280,533)
                                               -----------        -----------
   Net loss                                    $(6,170,051)       $(1,932,026)
                                               -----------        -----------

Weighted average number of common
 shares outstanding                             10,859,724          7,681,707
Common shares issuable under
 outstanding convertible instruments,
 stock options and warrants                      4,598,515          2,136,875

Less shares assumed repurchased with
 proceeds                                       (1,902,258)        (1,561,222)
                                               -----------        -----------
                                                13,555,981          8,257,360
Loss per common share from continuing
 operations                                    $     (0.38)       $     (0.20)
Loss per common share from discontinued
 operations                                          (0.07)             (0.03)
                                               -----------        -----------
Loss per common share                          $     (0.45)       $     (0.23)
                                               ===========        ===========

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(A) This calculation is submitted in accordance with the Securities and Exchange
Act of 1934 Release No. 9083 although it is contrary to APB Opinion 15 because it does not result in any dilution.